Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made as of this 23 day of September, 2015 (the “Effective Date”), by and between Summit Healthcare REIT, Inc, a Maryland corporation (“Company”), and Kent Eikanas, an individual resident in the State of California (“Executive”).

RECITALS

WHEREAS, Company desires to continue to employ Executive as the President and Chief Operating Officer of Company as of the Effective Date, subject to the terms and conditions of this Agreement; and

WHEREAS, Executive desires to be employed by Company in the aforesaid capacity, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises, of the mutual agreements and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows, effective as of the Effective Date:

AGREEMENT

1.	Employment.

Company hereby agrees to employ Executive, and Executive hereby accepts employment, as President of Company, pursuant to the terms of this Agreement. Executive shall have the duties and responsibilities and perform such administrative and managerial services customary to the position of President or as shall be reasonably delegated or assigned to Executive by the Board of Directors of Company (the “Board”) from time to time. Executive shall report directly to the Board. Executive shall devote Executive’s full business time and attention to his responsibilities hereunder; provided that Executive shall be entitled to devote time to outside boards of directors, personal investments and civic and charitable activities, so long as such activities do not materially interfere with or conflict with Executive’s duties hereunder.

2.	Effective Date and Term.

The term of Executive’s employment by Company under this Agreement shall commence on the Effective Date and shall continue until the third (3rd) anniversary of the Effective Date (the “Employment Period”). Executive’s employment and the Employment Period may only be terminated as provided by this Agreement.

3.	Compensation and Benefits.

In consideration for the services Executive shall render under this Agreement, Company shall provide to Executive the following compensation and benefits:

3.1         Base Salary. During the Employment Period, Company shall pay to Executive an annual base salary at a rate of $300,000 per annum, subject to all appropriate withholding taxes, which base salary shall be payable in accordance with Company’s normal payroll practices and procedures (but no less frequently than monthly). Executive’s base salary shall be reviewed annually prior to the beginning of each fiscal year of Company during the Employment Period by the Board, or a committee of the Board, and may be increased, in the sole discretion of the Board, or such committee of the Board. For purposes of this Agreement, the term “Fiscal Year” shall mean the fiscal year of Company. Executive’s base salary, as in effect from time to time, is hereinafter referred to as the “Base Salary.”

3.2         Annual Performance Bonus. Executive shall be eligible to receive an annual cash bonus in accordance with this Section 3.2 (the “Performance Bonus”). Payment of the Performance Bonus and the targeted amount for the Performance Bonus for each Fiscal Year will be based upon achievement of performance criteria reasonably established by the Board or committee appointed by the Board and Executive working together in good faith prior to the commencement of the applicable Fiscal Year (the “Performance Goals”); provided however that if no Performance Bonus has been established by that date, it shall not be deemed a breach of this Agreement. The Performance Goals and Performance Bonus amounts for the 2015 Fiscal Year are set forth in Schedule 1. Any Performance Bonus shall be deemed earned or partially earned as of the date that each Performance Goal(s) is achieved, to the extent such partial credit is in accordance with such Performance Goals. The Performance Bonus, if any, shall be paid within 30 days after the Board or committee’s confirmation of achievement of the specified Performance Goals (e.g. for Fiscal Year 2015 the close of the capital raise); provided, however, for those Performance Goals that are tied to the Company’s year-end financials, the Performance Bonus shall be paid on the later of (i) 60 days after the close of the applicable Fiscal Year or (ii) the provision of the outside auditor’s opinion with respect to the completion of the Company’s audited financials for the applicable Fiscal Year

3.3         Benefits. During the Employment Period and as otherwise provided hereunder, Executive shall be entitled to the following:

3.3.1     Paid Time-Off. Executive shall be entitled to thirty (30) days per Fiscal Year of paid time-off, all in accordance with the Company’s employee handbook then in effect, so long as such handbook does not have the effect of reducing or otherwise limiting Executive’s entitlement as set forth above, plus holidays in accordance with employee handbook. Any accrued but unused vacation shall either be paid out or carried over to the following Fiscal Year, in accordance with the Company’s policies at the Company’s sole and complete discretion.

3.3.2     Participation in Benefit Plans. Executive shall be entitled to participate in all employee benefit plans, practices and programs maintained by Company and generally available to Company’s senior executive employees, as in effect from time to time in accordance with the Company’s employee handbook (collectively, “Employee Benefit Plans”) to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans. Company reserves the right to amend or cancel any Employee Benefit Plans at any time in its sole discretion subject to the terms of such Employee Benefit Plan and applicable law.

3.3.3     Perquisites. Executive shall be entitled to such other benefits and perquisites that are generally available to Company’s senior executive employees and as provided in accordance with Company’s plans, practices, policies and programs for senior executive employees of Company.

3.3.4     Indemnification. To the fullest extent permissible under applicable law, Executive shall be entitled to indemnification and Board and officers’ insurance coverage, to the extent made available to other Board members and senior executives, in accordance with applicable policies and procedures of Company for expenses incurred or damages paid or payable by Executive with respect to a claim against Executive based on actions or inactions by Executive in his capacity as a senior executive or member of the Board of Company. To the extent other managers and senior executives and members of the Board of Company are, or are made a, party to an indemnification agreement, Company shall also enter into an indemnification agreement with Executive in the same form as the indemnification agreements, if any, to which all other managers and senior executives and members of the Board of Company are, or are made, a party. The Company will use it commercially reasonable efforts to obtain customary directors and officers insurance, consistent with past practice.

3.4         Expenses. Company shall reimburse Executive for business expenses incurred by Executive in the performance of his duties under this Agreement from time to time, in accordance with the Company’s employee handbook then in effect.

3.5         Equity Interests. In consideration of his employment hereunder, including, without limitation, his agreement to abide by the terms of the covenants in this agreement, concurrently with the Effective Date, Company shall grant to Executive stock options to acquire a certain number of shares of common stock granted with an exercise price equal to then fair market value (the “Initial Equity Award”). Such Initial Equity Award shall be granted immediately (and in no event more than 7 days after) the 2015 Annual Stockholder’s Meeting, currently scheduled to take place on October 28, 2015. Each Fiscal Year, thereafter, the Company may grant Executive additional stock options to acquire shares of common stock in amounts to be determined by the Board of Directors (or such committee) in their sole and absolute discretion (any, the “Subsequent Equity Award”);. The terms of the Initial Equity Award and any Subsequent Equity Award shall be set forth in separate grant agreement(s) at the time of grant; provided, however, that such terms shall provide (i) for vesting of one-third (1/3) of the Initial Equity Award immediately upon grant and the remaining two-thirds (2/3) of the Initial Equity Award to vest in equal monthly installments over a two year period commencing on the first day of the month immediately following the date of the grant; and (ii) vesting of any Subsequent Equity Award(s) shall take place in equal monthly installments over not more than a three year period from the date of each grant. The grant of the Initial Equity Award and any Subsequent Equity Awards will be subject to Executive’s delivery of the executed grant agreement(s) and certain other documents to be executed in connection therewith; provided, however, that such grant agreement(s) or other documents shall not be inconsistent with this provision. Unless the plan is not approved at the shareholder’s meeting, any failure to award the Initial Equity Award shall constitute a material breach of this Agreement and amongst any other remedies, shall constitute grounds for Executive to terminate this Agreement for Good Reason.

4.	Termination of the Services.

Executive’s employment hereunder and the Employment Period may be terminated at any time as follows (the effective date of such termination hereinafter referred to as the “Termination Date”).

4.1         Termination upon Death or Disability of Executive.

4.1.1     Executive’s employment hereunder and the Employment Period shall terminate immediately upon the death of Executive. In such event, all rights of Executive and/or Executive’s estate (or named beneficiary) shall cease except for the right to receive payment of the amounts set forth in Section 4.5 of the Agreement.

4.1.2     Company may terminate Executive’s employment hereunder and the Employment Period upon the disability of Executive. For purposes of this Agreement, Executive shall be deemed to be “disabled” if Executive suffers any physical or mental incapacity that renders him unable to engage in any substantial gainful activity by reason of any medically-determinable physical or mental impairment which lasts for a continuous period of not less than six (6) months. In the event of a dispute as to whether Executive is disabled, Company may refer Executive to a licensed practicing board certified medical doctor (in the field of dispute) mutually selected by the Company and Executive (and in the event that Company and Executive are unable to agree upon such a doctor, they shall each select one doctor and those two shall select a third doctor whose opinion will be determinative) and Executive agrees to submit to such tests and examination as such medical doctor shall deem appropriate to determine Executive’s capacity to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment. In such event, the parties hereby agree that the decision of such medical doctor as to the disability of Executive shall be final and binding on the parties. Any termination of the Employment Period under this Section 4.1.2 shall be effected without any adverse effect on Executive’s rights to receive benefits under any disability policy of Company, but shall not be treated as a termination without Cause.

4.2         Termination by Company for Cause. Company may terminate Executive’s employment hereunder and the Employment Period for Cause (as defined herein) upon written notice to Executive, which termination shall be effective on the date specified by Company in such notice. For purposes of this Agreement, the term “Cause” shall mean:

4.2.1     the willful or grossly negligent failure by Executive to perform his duties and obligations hereunder, other than any such failure resulting from the disability of Executive;

4.2.2     Executive’s indictment for, conviction of, or plea of guilty or nolo contendere to, a crime or offense (i) constituting a felony or involving fraud, embezzlement or moral turpitude or (ii) involving the property of Company that results in a material loss to Company; provided that, in the event that Executive is arrested for such a crime or offense, then Company may, at its option, place Executive on paid leave of absence, pending the final outcome of such arrest;

4.2.3     Executive’s violation of the law which results in a conviction, which violation in the reasonable opinion of the Board, after consultation with outside independent counsel (appointed with concurrent approval by Board and Executive), is material and injurious to Company ; or

4.2.4     Executive’s material breach of any material agreement with or material policy of Company.

Notwithstanding any provision to the contrary, no Cause shall be deemed to exist with respect to any acts or omissions under Paragraphs 4.2.1 or 4.2.4 unless and until Company has provided Executive with notice in writing setting forth in detail all acts or omissions that purportedly would give rise to Cause, and Executive fails to cure such alleged issues within 60 days after receipt of such written notice. If Executive does so effect a cure, the Cause notice shall be deemed rescinded and of no force or effect; provided, however, that Executive shall have no more than one opportunity to “cure” in any 12 month period with respect to any specific delineated issue creating “Cause” under Paragraph 4.2.1 or 4.2.4.

4.3         Termination without Cause; Termination by Executive without Good Reason. Executive may terminate his employment and the Employment Period at any time for any reason upon thirty (30) days’ prior written notice to Company. Company may terminate Executive’s employment and the Employment Period without Cause, upon thirty (30) days’ prior written notice to Executive; provided that, Company shall have the option to provide Executive with a lump sum payment equal to thirty (30) days’ Base Salary in lieu of such notice, which shall be paid in a lump sum within thirty (30) days’ of the date of delivery of such notice of termination to Executive, and for all purposes of this Agreement, the Executive’s Termination Date shall be the date on which such notice of termination is delivered to Executive. Upon termination of Executive’s employment with Company for any reason, Executive shall be deemed to have resigned from all positions with Company and its subsidiaries, the Board and any boards of directors or managers of any of Company’s subsidiaries and affiliates (provided that any such deemed resignations shall not affect Executive’s entitlement (if any) to severance pay and benefits hereunder).

4.4         Termination by Executive for Good Reason.

4.4.1     Executive may terminate Executive’s employment and the Employment Period, in accordance with the process set forth below for Good Reason. For purposes of this Agreement “Good Reason” shall mean the occurrence of any of the following after the Effective Date:

(i)          a failure to pay or reduction in the Base Salary; or

(ii)         a material diminution in or other substantial adverse alteration in the nature or scope of Executive’s authority, title, duties and responsibilities (including reporting responsibilities) with Company as set forth in this Agreement; or

(iii)        Executive has been asked to relocate his principal place of business to a location that is more than thirty (30) miles from Company’s offices located in Lake Forest, CA.

4.4.2     Upon the occurrence of an event constituting Good Reason, Executive shall have the right to terminate his employment hereunder and receive the benefits set forth in Section 4.5 below, upon delivery of written notice to Company as follows: (i) with respect to any basis for Good Reason claimed under Paragraph 4.4.1(i) such termination shall be effective no later than the close of business on the tenth (10th) day following the date of the written notice of Good Reason (which must be provided with fifteen (15) days of such occurrence) unless Company has cured such deficiency prior to that tenth day; (ii) with respect to any basis for Good Reason claimed under Paragraph 4.4.1(ii) or 4.4.1(iii) such termination shall be effective no later than the close of business on the sixtieth (60th) day following the date of the written notice of Good Reason unless Company has cured such deficiency prior to that sixtieth day. If Company so effects a cure with the timeframes set forth above, the Good Reason notice shall be deemed rescinded and of no force or effect; provided, however, that Company shall have no more than one opportunity to “cure” in any 12 month period with respect to any issue creating “Good Reason” under Paragraph 4.4.1. Executive shall otherwise have been deemed to terminate the Employment Period as a result of a Good Reason no later than five (5) days after the lapse of the time set forth for cure as set forth above without the necessity of any action, and the effective date of a Good Reason termination shall be the date of Executive’s “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)).

4.5         Rights upon Termination. Upon termination of Executive’s employment and the Employment Period, the following shall apply:

4.5.1     Termination by Company Without Cause or for Good Reason. If Company terminates Executive’s employment and the Employment Period without Cause, or if Executive terminates Executive’s employment and the Employment Period for Good Reason, Executive shall be entitled to receive payment of the Accrued Amounts in lump sum form immediately on the Termination Date; provided, however, that payments for any unreimbursed expenses may be paid within ten (10) days after the Termination Date if the additional time is reasonably required to calculate those amounts. The term “Accrued Amounts” means (A) any Base Salary amounts that have accrued but have not been paid as of the Termination Date and (B) any accrued but unused paid time off, and reimbursement for any expense reimbursable under this Agreement. Any vested benefits payable to Executive hereunder accrued through the Termination Date shall be paid to Executive pursuant to the terms of the plan(s) providing said benefits. In addition, subject to Section 4.7 below, Company shall, subject to Section 7.14, be obligated to pay Executive (or provide Executive with) the following benefits as severance:

(i)          an amount equal to two (2) times Base Salary, payable as follows: (i) fifty percent (50%) of the amount shall be paid in a single lump sum amount within 10 days after the date by which Executive signs and returns a Release (and any revocation period has lapsed or expired) as provided for in Paragraph 4.7 below (presuming such Release has not been revoked); and (ii) the remaining fifty percent (50%) of the amount shall be paid in equal monthly installments over a 12 month period on the first day of each month, commencing with the first day of the month immediately following payment of the first fifty percent (50%) installment.

(ii)         if the Executive timely and properly elects continuation coverage under COBRA, Company shall reimburse Executive for the monthly COBRA premium paid by Executive and his dependents, and such reimbursement shall be paid to Executive on the 1st day of the month immediately following the month in which Executive timely remits the premium payment; provided that Executive shall be eligible to receive such reimbursement until the earliest of (A) the eighteen (18) month anniversary of the Termination Date; and (B) the date on which Executive becomes eligible to enroll in comparable coverage with another employer; and

(iii)        all options granted under the Initial Equity Award or any Subsequent Equity Award and all other equity awards that otherwise were unvested shall immediately and fully accelerate and shall be deemed to be fully vested. In addition, Executive shall have the right to exercise any such option up until the earlier of (i) the date that the option otherwise would have expired had Executive remained employed with Company; or (ii) seven (7) years from the date of the termination of employment.

4.5.2     Termination With Cause by Company or Without Good Reason by Executive. If Company terminates Executive’s employment and the Employment Period with Cause, or if Executive terminates Executive’s employment and the Employment Period other than as a result of a Good Reason, Company shall, subject to Section 7.14, be obligated to pay Executive the Accrued Amounts in lump sum form immediately on the Termination Date; provided, however, that payments for any unreimbursed expenses may be paid within ten (10) days after the Termination Date if the additional time is reasonably required to calculate those amounts.

4.5.3     Termination Upon Death or Disability. If Executive’s employment and the Employment Period are terminated because of the death or disability of Executive, Company shall, subject to Section 7.14, be obligated to pay Executive or, if applicable, Executive’s estate, the Accrued Amounts in lump sum form immediately on the Termination Date; provided, however, that payments for any unreimbursed expenses may be paid within ten (10) days after the Termination Date if the additional time is reasonably required to calculate those amounts. In addition, subject to Section 4.7 below, Company shall, subject to Section 7.14, be obligated to pay Executive or Executive’s estate (or provide Executive or Executive’s estate with) the following benefits as severance:

(i)          At all times throughout Executive’s employment with the Company, Company shall pay the premiums for a term life insurance policy with a death benefit of no less than Five Hundred Thousand Dollars ($500,000). Executive shall be the named insured and shall be the sole owner of the policy. Executive shall have the sole right to name all beneficiaries to the policy in his sole discretion. In the event that Executive’s employment with the Company terminates for any reason other than his death, Executive shall have the right to maintain the term life insurance policy at his sole expense. ; and

(ii)         if the Executive and/or his dependents timely and properly elects continuation coverage under COBRA, Company shall reimburse Executive and/or Executive’s dependents for the monthly COBRA premium paid by Executive and/or his dependents, and such reimbursement shall be paid to Executive and/or Executive’s dependents on the 1st day of the month immediately following the month in which Executive and/or Executive’s dependents timely remits the premium payment; provided that Executive and/or Executive’s dependents shall be eligible to receive such reimbursement until the earliest of (A) nine (9) month anniversary of the Termination Date; and (B) the date on which Executive becomes eligible to enroll in comparable coverage with another employer; and

(iii)        fifty percent (50%) of all options granted under the Initial Equity Award or any Subsequent Equity Award and all other equity awards that otherwise were unvested at the time of the Termination Date shall immediately and fully accelerate and shall be deemed to be fully vested. In addition, Executive or Executive’s estate shall have the right to exercise any such option up until the earlier of (i) the date that the option otherwise would have expired had Executive remained employed with Company; or (ii) seven (7) years from the date of the termination of employment .

4.5.4     Termination Upon Failure to Renew Agreement. If thirty days after the expiration of the Employment Period, the Company and the Executive do not enter into an agreement similar to this Agreement and Executive terminates his employment hereunder, then Executive shall be entitled to receive payment of the Accrued Amounts in lump sum form immediately on the Termination Date; provided, however, that payments for any unreimbursed expenses may be paid within ten (10) days after the Termination Date if the additional time is reasonably required to calculate those amounts. In addition, subject to Section 4.7 below, Company shall, subject to Section 7.14, be obligated to pay Executive (or provide Executive with) the following benefits as severance:

(i)          an amount equal to 12 months of the Base Salary, payable 50% in a lump sum amount within 10 days after the date by which Executive signs and returns a Release (and any revocation period has lapsed or expired) as provided for in Paragraph 4.7 below (presuming such Release has not been revoked) and the remaining 50% over a period of six months thereafter.

(ii)         if the Executive timely and properly elects continuation coverage under COBRA, Company shall reimburse Executive for the monthly COBRA premium paid by Executive and his dependents, and such reimbursement shall be paid to Executive on the 1st day of the month immediately following the month in which Executive timely remits the premium payment; provided that Executive shall be eligible to receive such reimbursement until the earliest of (A) the eighteen (18) month anniversary of the Termination Date; and (B) the date on which Executive becomes eligible to enroll in comparable coverage with another employer; and

(iii)        all options granted under the Initial Equity Award or any Subsequent Equity Award and all other equity awards that otherwise were unvested shall immediately and fully accelerate and shall be deemed to be fully vested. In addition, Executive shall have the right to exercise any such option up until the earlier of (i) the date that the option otherwise would have expired had Executive remained employed with Company; or (ii) seven (7) years from the date of the termination of employment.

4.6         Effect of Notice of Termination. Any notice of termination by Company, whether for Cause or without Cause, may specify that, during the notice period, Executive need not attend to any business on behalf of Company.

4.7         Requirement of a Release; Exclusivity of Severance Payments under this Agreement. As a condition to the receipt of the severance payments to be provided to Executive pursuant to Section 4.5.1, upon termination of Executive’s employment, Executive shall (i) execute and deliver to Company a general release of employment claims against Company and its affiliates in substantially the form attached hereto as Exhibit A within twenty-one (21) days following the Termination Date and (ii) continue to comply with the restrictive covenants set forth in the Nondisclosure, Intellectual Property and Non-Solicitation Agreement attached hereto as Exhibit B (the “Non-Solicitation Agreement”). In the event Executive challenges or threatens to challenge the validity of these covenants or has breached any provision of the Restrictive Covenant Agreement, all severance payments under this Section 4 shall cease immediately and Executive shall forfeit his right to any future severance payments. In addition, the severance payments and termination benefits to be provided to Executive pursuant to this Section 4 upon termination of Executive’s employment shall constitute the exclusive payments in the nature of severance or termination pay or salary continuation which shall be due to Executive upon a termination of employment and shall be in lieu of any other such payments under any severance plan, program, policy or other arrangement which has heretofore been or shall hereafter be established by Company or any of its affiliates.

4.8         Return of Property. Except as otherwise permitted by Company in writing, all property of Company, including, without limitation, records, designs, plans, manuals, guides, computer programs, memoranda, pricing lists, devices, processes, pricing policies or methods and other property used by or delivered to Executive by or on behalf of Company or Company’s clients (including, without limitation, clients obtained for Company by Executive), all records and data compiled by Executive that pertain to the business of Company and all cell phones, computers and other devices owned or leased by Company shall be and remain the property of Company, shall be subject at all times to Company’s discretion and control, and shall be delivered and tendered to Company by Executive without the necessity of Company’s request following the termination of Executive’s employment hereunder; provided however Executive shall retain copies of his personal records and files and any other material necessary to enforce this Agreement. Likewise, all correspondence with clients or representatives, reports, records, charts, files, advertising materials and any data collected by Executive, or by or on behalf of Company or its representatives and in Executive’s possession or control, shall be delivered by Executive promptly to Company without the necessity of Company’s request following the termination of Executive’s employment hereunder.

4.9         Cooperation. Executive agrees that during the Employment Period, during the Severance Period or otherwise following termination of employment for any reason, Executive shall, at Company’s sole expense, upon reasonable advance notice, reasonably assist and cooperate with Company with regard to any investigation or litigation related to a matter or project in which Executive was involved during Executive’s employment so long as such assistance does not unreasonably interfere with Executive’s time or other responsibilities. Company shall reimburse Executive for all reasonable and necessary out-of-pocket expenses related to Executive’s services under this Section 4.9 within thirty (30) business days after Executive submits to Company appropriate receipts and expense statements. In addition, in the event that such cooperation is required more than one year after the termination of Executive’s employment, Executive shall be compensated at a reasonable hourly rate for all time spent providing assistance to Company (other than providing actual testimony in response to a subpoena or other similar legal process).

5.	Change in Control.

5.1         Effect of a Change in Control. Notwithstanding anything contained herein to the contrary, in the event that the Company undergoes a Change in Control (as defined in Section 5.2 hereof) during the Employment Period or within 6 months after the termination of Executive’s employment, other than for Cause, then:

5.1.1     Change in Control Bonus. The Company (or any successor entity) shall pay to the Executive a lump sum bonus amount equal to three (3) times Executive’s Base Salary. Such bonus shall be paid to Executive in full simultaneously upon the close of the transaction that has created the Change of Control.

5.1.2     Stock Awards. Executive shall immediately become vested in any unvested stock options and any other equity awards granted to the Executive by the Company prior to the Change in Control.

5.2         Definition. For purposes hereof, a “Change in Control” shall mean a Change of Control for purposes of Section 409A of the Code plus the occurrence of any of the following:

5.2.1     the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company to any “person” or “group” (as such terms are used in Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934 (“Act”));

5.2.2     any person or group is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Act, except that a person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50 percent of the total voting power of the voting stock of the Company, including by way of merger, consolidation or otherwise; provided, however, that for purposes of this Agreement, the following acquisitions shall not constitute a Change in Control: (i) any acquisition by any employee benefit plan sponsored or maintained by the Company or any affiliate, or (ii) any acquisition which complies with clauses (i), (ii) and (iii) of subsection 5.2.4 below;

5.2.3     during any period of twelve (12) consecutive months, Present and/or New Directors cease for any reason to constitute a majority of the Board;

5.2.4     the consummation of a reorganization, recapitalization, merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company that requires the approval of the Company’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (i) more than 50% of the total voting power of (x) the entity resulting from such Business Combination (the “Surviving Company”), or (y) if applicable, the ultimate parent entity that directly or indirectly has beneficial ownership of sufficient voting securities eligible to elect a majority of the members of the board of directors (or the analogous governing body) of the Surviving Company (the “Parent Company”), is represented by the shares of voting stock of the Company that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which the shares of voting stock of the Company were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power was among the holders of the shares of voting stock of the Company that were outstanding immediately prior to the Business Combination, (ii) no person (other than any employee benefit plan sponsored or maintained by the Surviving Company or the Parent Company), is or becomes the beneficial owner, directly or indirectly, of 50% or more of the total voting power of the outstanding voting securities eligible to elect members of the board of directors of the Parent Company (or the analogous governing body) (or, if there is no Parent Company, the Surviving Company) and (iii) at least a majority of the members of the board of directors (or the analogous governing body) of the Parent Company (or, if there is no Parent Company, the Surviving Company) following the consummation of the Business Combination were Board members at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination; or

5.2.5     the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company.

For purposes of this Section 5.2, the following terms have the meanings indicated: “Present Directors” shall mean individuals who at the beginning of any one year period were members of the Board. “New Directors” shall mean any directors whose election by the Board or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors of the Company who, at the time of such vote, were either Present Directors or New Directors but excluding any such individual whose initial assumption of office occurs solely as a result of an actual or threatened proxy contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board.

6.	Restrictive Covenant Agreement.

Executive expressly acknowledges and agrees that, as a condition to Executive’s employment with Company pursuant to this Agreement, Executive shall execute the Restrictive Covenant Agreement attached hereto as Exhibit B and comply with the provisions thereof.

7.	Miscellaneous.

7.1         Valid Obligation. This Agreement has been duly authorized, executed and delivered by Company and has been duly executed and delivered by Executive and is a legal, valid and binding obligation of Company and of Executive, enforceable in accordance with its terms.

7.2          No Conflicts. Executive represents and warrants that the performance by his of his duties hereunder will not violate, conflict with, or result in a breach of any provision of, any agreement to which he is a party. Executive has previously provided to Company the agreements and details regarding Executive’s most recent employment.

7.3          Applicable Law. This Agreement shall be construed in accordance with the laws of the State of California, without reference to California’s choice of law statutes or decisions.

7.4         Severability. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any one or more of the provisions hereof shall not affect the validity or enforceability of any other provision. In the event any clause of this Agreement is deemed to be invalid, the parties shall endeavor to modify that clause in a manner which carries out the intent of the parities in executing this Agreement.

7.5         No Waiver. The waiver of a breach of any provision of this Agreement by any party shall not be deemed or held to be a continuing waiver of such breach or a waiver of any subsequent breach of any provision of this Agreement or as nullifying the effectiveness of such provision, unless agreed to in writing by the parties.

7.6         Notices. All demands, notices, requests, consents and other communications required or permitted under this Agreement shall be in writing and shall be (i) personally delivered or (ii) sent in PDF form by electronic mail (with a confirmation copy sent by one of the other methods authorized in this Section), or (iii) by commercial overnight delivery service or certified or registered mail (return receipt requested), to the parties at the addresses set forth below (postage prepaid):

To Company:	Summit Healthcare REIT, Inc.
2 South Pointe Drive
Suite 100
Lake Forest, CA 92630
Attention: Chair, Compensation Committee

To Executive:	At the address, electronic mail or fax number most recently contained in Company’s records.

Notices shall be deemed given upon the earliest to occur of (i) receipt by the party to whom such notice is directed, if hand delivered; (ii) if sent by electronic mail, on the day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) such notice is sent (and if sent via electronic mail, evidenced by an electronic “return receipt” or confirmation reply by the recipient or if sent after 5:00 p.m. Central Time, on the day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) after which such notice is sent; or (iii) on the first business day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) following the day the same is deposited with the commercial carrier if sent by commercial overnight delivery service or the third business day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) following the day the same is deposited in the United States mail if sent by certified or registered mail. Each party, by notice duly given in accordance therewith may specify a different address for the giving of any notice hereunder.

7.7         Assignment of Agreement. This Agreement shall be personal to Executive for all purposes and shall not be assigned by the Executive. Company shall assign this Agreement to any successor to all or substantially all of the business or assets of Company and/or otherwise use its commercially reasonable efforts to ensure that such successor assumes all obligations to Executive under this Agreement and/or provides in any transaction to otherwise cover such obligations to Executive prior to any close or windup of the Company. This Agreement shall inure to the benefit of Company and permitted successors and assigns.

7.8         Entire Agreement; Amendments. Unless specifically provided herein, this Agreement contains the entire understanding between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter, including, without limitation, any term sheet between the Company or any of its affiliates and Executive. Executive acknowledges that he is not relying upon any representations or warranties concerning his employment by Company except as expressly set forth herein. No amendment or modification to the Agreement shall be valid except by a subsequent written instrument executed by the parties hereto.

7.9         Dispute Resolution and Governing Law. The following procedures shall be used in the resolution of disputes:

7.9.1     Dispute. In the event of any dispute or disagreement between the parties under this Agreement, the disputing party shall provide written notice to the other party that such dispute exists. The Executive and the Chairman of the Compensation Committee of the Board of Directors of Company will then make a good faith effort to resolve the dispute or disagreement. If the dispute is not resolved upon the expiration of fifteen (15) days from the date a party receives such notice of dispute, the matter may then be submitted to litigation as set forth in Section 7.9.2.

7.9.2     Governing Law and Venue. This Agreement and any action related thereto will be governed, controlled, interpreted, and defined by and under the laws of the State of California as applied to transactions taking place wholly within California between California residents excluding that body of laws related to conflict of laws. All disputes will be resolved in state or federal court in the State of California, County of Orange as the exclusive forum and all parties expressly consent to the personal jurisdiction of such court(s).

7.10       Survival. For avoidance of doubt, the provisions of Sections 4.5, 4.7, 5, 6 and 7 of this Agreement shall survive the expiration or earlier termination of the Employment Period.

7.11       Headings. Section headings used in this Agreement are for convenience of reference only and shall not be used to construe the meaning of any provision of this Agreement.

7.12       Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument. Any executed counterpart returned by facsimile or PDF shall be deemed an original executed counterpart.

7.13       Taxes. Executive shall be solely responsible for taxes imposed on Executive by reason of any compensation and benefits provided under this Agreement and all such compensation and benefits shall be subject to applicable withholding.

7.14       Section 409A of the Code. It is intended that this Agreement will comply with Section 409A of the Internal Revenue Code (and any regulations and guidelines issued thereunder) (“Code”) to the extent the Agreement is subject thereto, and the Agreement shall be interpreted on a basis consistent with such intent. If an amendment of the Agreement is necessary in order for it to comply with Section 409A, the parties hereto will negotiate in good faith to amend the Agreement in a manner that preserves the original intent of the parties to the extent reasonably possible. No action or failure by Company in good faith to act, pursuant to this Section 7.14, shall subject Company to any claim, liability, or expense, and Company shall not have any obligation to indemnify or otherwise protect the Executive from the obligation to pay any taxes pursuant to Section 409A.

In addition, notwithstanding any provision to the contrary in this Agreement, if Executive is deemed on the date of his “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) to be a “specified employee” (within the meaning of Treas. Reg. Section 1.409A-1(i)), then with regard to any payment that is required to be delayed pursuant to Section 409A(a)(2)(B) of the Code (the “Delayed Payments”), such payment shall not be made prior to the earlier of (i) the expiration of the six (6) month period measured from the date of his “separation from service” and (ii) the date of his death. Any payments due under this Agreement other than the Delayed Payments shall be paid in accordance with the normal payment dates specified herein. In no case will the delay of any of the Delayed Payments by Company constitute a breach of Company’s obligations under this Agreement. For the provision of payments and benefits under this Agreement upon termination of employment, to the extent necessary to comply with Section 409A of the Code, reference to Executive’s “termination of employment” (and corollary terms) with Company shall be construed to refer to Executive’s “separation from service” from Company (as determined under Treas. Reg. Section 1.409A-1(h) with the work threshold of less than fifty percent (50%) of the prior level of services, as uniformly applied by Company) in tandem with Executive’s termination of employment with Company. For purposes of this Agreement, all rights to payments and benefits hereunder shall be treated as rights to receive a series of separate payments and benefits to the fullest extent allowed by Section 409A of the Code.

In addition, to the extent that any reimbursement or in-kind benefit under this Agreement or under any other reimbursement or in-kind benefit plan or arrangement in which Executive participates during the term of Executive’s employment under this Agreement or thereafter provides for a “deferral of compensation” within the meaning of Section 409A of the Code, (i) the amount eligible for reimbursement or in-kind benefit in one calendar year may not affect the amount eligible for reimbursement or in-kind benefit in any other calendar year, (ii) the right to reimbursement or an in-kind benefit is not subject to liquidation or exchange for another benefit, and (iii) subject to any shorter time periods provided herein or in the expense reimbursement policies of Company, any such reimbursement of an expense or in-kind benefit must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred.

If the sixty (60)-day period following a “separation from service” begins in one calendar year and ends in a second calendar year (a “Crossover 60-Day Period”), then any severance payments contingent upon a release and that would otherwise occur during the portion of the Crossover 60-Day Period that falls within the first year will be delayed and paid in a lump sum during the portion of the Crossover 60-Day Period that falls within the second year.

7.15       280G Excise Tax. In the event that any economic benefit, payment or distribution by the Company to or for the benefit of Executive, whether paid, payable, distributed or distributable, including, if applicable, the vesting of Executive’s stock options (hereinafter, the “Total Payments”), would result in all or a portion of such Total Payments being subject to excise tax under Section 4999 of the Code, or any interest or penalties with respect to such excise tax (such excise tax and any applicable interest and penalties, collectively referred to in this Agreement as the “Excise Tax”), then Executive shall be entitled to receive an additional payment (the “Gross-Up Payment”) equal to the Excise Tax imposed on the Total Payments.

All determinations required to be made under this Section 7.15 shall be made by the Company’s regular outside independent public accounting firm immediately prior to the event triggering the payments that are subject to the Excise Tax, which firm must be reasonably acceptable to Executive (the “Accounting Firm”). The Company shall cause the Accounting Firm to provide detailed supporting calculations of its determinations to the Company and Executive. Any determination by the Accounting Firm shall be binding on the Company and Executive. All fees and expenses of the Accounting Firm shall be borne solely by the Company.

Any Gross-Up Payment, as determined pursuant to this Section 7.15, shall be paid by the Company to Executive within five days of the receipt of the Accounting Firm’s determination, but by no later than the end of Executive’s taxable year next following Executive’s taxable year in which Executive remits the related taxes.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written, to be effective at the Effective Date.

EXECUTIVE

/s/ Kent Eikanas

SUMMIT HEALTHCARE REIT, INC.

/s/ Paul Danchik
By:	Paul Danchik
Title:	Independent Director

Schedule 1

PERFORMANCE BONUS

One of the current priorities of Summit Healthcare REIT, Inc. (“the Company”) is the raising of institutional third party capital. The Executive team has been tasked to raise the third party capital. As an incentive for the capital raise, the Compensation Committee of the Board of Directors has established a bonus plan for calendar year 2015. This Plan will be based on 2% of new capital raised and funded during 2015.

The Plan payout pool will be capped at $480,000 which would equate to $24 million in new capital. The pool would be allocated among the President, CIO and CFO as follows:

	2015		Potential Max
	Base salary	%	Bonus
President	$300,000	80	$240,000
CIO	200,000	60	120,000
CFO	200,000	60	120,000
			$480,000

In addition to the Potential Max outlined above, the Compensation Committee will grant an additional Special Bonus of $20,000 to the President for his sole and absolute discretion. This special bonus would be awarded if the Company raises $1million or more above the previously mentioned $24 million during 2015 for a total cap on Bonus to the Executive team in the amount of $500,000.

Some examples as to how the calculation works:
(1)	New capital funded during 2015	$20,000,000
			X2%
	Total bonus pool	$400,000
	Allocated:
	President	$200,000	50%
	CIO	100,000	25%
	CFO	100,000	25%

(2)	New capital funded during 2015	$26,000,000
	Bonus capped at	$24,000,000
			X2%
	Total bonus pool	$480,000
	Allocated:
	Executive	$240,000	(Max)
	CIO	120,000	(Max)
	CFO	120,000	(Max)

In addition, the Company raised in excess of $25,000,000 which entitles the President to a Special Bonus of $20,000 to distribute for his sole and absolute discretion.

Payments:

As of the date of this agreement, the Company has paid the President, CIO and CFO $200,000 towards their 2015 bonus. The balance of any bonus earned shall be paid within 30 days of new capital funding. Additionally, each Executive continues to earn 2% on new capital funded until Potential Max has been achieved.

Schedule 1

Exhibit A

SEPARATION AND CONFIDENTIALITY AGREEMENT

AND GENERAL AND SPECIAL RELEASE

This Separation and Confidentiality Agreement and General and Special Release (the “Agreement”) is entered into as of this _____________ (the “Effective Date”), by and between Employee Name (the “Employee”), on the one hand, and Summit Healthcare REIT, Inc, a Maryland corporation, (the “Company”), on the other hand (collectively, the “Parties”).

RECITALS

WHEREAS, Employee is employed as an Executive of the Company, pursuant to the certain Employment Agreement dated _____________ (the “Employment Agreement”);

WHEREAS, the Company and Employee desire to separate Employee’s employment relationship from the Company and to resolve any potential disputes in an orderly manner. In addition, the Company wishes to continue to safeguard its proprietary and confidential information;

THEREFORE, in consideration of the above recitals which are incorporated by reference and the promises and mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are expressly acknowledged, the Parties agree as follows:

AGREEMENT

1.          Employee’s Employment. Pursuant to Paragraph __ of the Employment Agreement, Employee’s employment with Company has terminated as of the Effective Date.

2.          Payment. In consideration for Employee’s release of any and all claims he may have against the Company, if any, including those specified in section 4 below, Company shall provide to Employee all compensation and benefits provided for under Paragraph _________ of the Employment Agreement, within the time frame specified therein.

3.          No Claims or Lawsuits. Employee represents and warrants that he/she has not sold, transferred, conveyed, filed, claimed or asserted any complaints, claims, charges, lawsuits or actions against the Released Parties (defined below) with any state, federal, or local governmental agency or court or arbitrator and that he/she will not do so at any time hereafter, and that if any agency, court, or arbitrator assumes jurisdiction of any complaint, claim, lawsuit or action against the Released Parties, to the extent Employee will threaten or take actions to cause that agency, court, or arbitrator to withdraw from or dismiss with prejudice the matter; provided, however, nothing in this provision shall be deemed to purport to require Employee to take any such action if prohibited by law.

Exhibit A – Page 1

4.          No Admission. This Agreement and compliance with this Agreement shall not constitute an admission by the Company or the Employee of any liability whatsoever, or as an admission by the Company or the Employee of any violation of the rights of Employee or any person, Company or any violation of any order, law, statute, duty, or contract whatsoever against Employee, Company, or any person. The Company and Employee specifically denies and disclaims any liability to one another or to any other person for any alleged violation of the rights of Employee, Company or any person, or for any alleged violation of any order, law, statute, duty, or contract on the part of the Company, its employees or agents or affiliated entities or their employees or agents or on the part of Employee.

5.          General and Special Release. As a material inducement for the Company to enter into this Agreement, and except for those obligations created by or arising out of this Agreement, Employee does hereby covenant not to sue and acknowledges complete full and complete satisfaction or and forever and completely releases, discharges, holds harmless and indemnifies the Company, its parent, subsidiary and affiliated corporations and entities, and their respective past and present officers, directors, managers, employees, agents, attorneys, insurers, successors and assigns (collectively, “Released Parties”) from any and all claims, charges, complaints, liens, demands, causes of action, obligations, damages and liabilities, known or unknown, suspected or unsuspected, choate or inchoate, of whatever kind or nature in law, equity or otherwise that Employee had, now has or at any time has held, or may hereafter claim to have against the Released Parties, arising out of or relating in any way to Employee’s hiring by, employment with, under the Employment Agreement (or any agreement entered into in connection with that agreement) or otherwise, or termination, firing, resignation or separation from the Company or otherwise relating to any of the Released Parties on or prior to the Effective Date. Without limiting the generality of the foregoing, such release shall include any claims whatsoever under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act (“ADEA”), as amended by the Older Workers’ Benefit Protection Act of 1990 (29 U.S.C. §§ 621, et seq.), the Americans with Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974, as amended, the California Fair Employment and Housing Act, the California Family Rights Act, the California Labor Code, or any other federal, state or local law, regulation or ordinance or any common law theories, breach of contract, defamation, retaliation, violation of public policy, invasion of privacy, severance pay, bonus or similar benefit, pension, retirement, overtime pay, wages, penalties, life insurance, health or medical insurance or any other fringe benefit, or disability. Nothing in this Agreement shall be deemed to release claims that cannot be waived as a matter of law or from interfering with Employee’s protected right to file a charge with, or participate in an investigation or proceeding conducted by, the EEOC; or any other state, federal or local government entity.

Employee expressly waives all rights afforded by Section 1542 of the Civil Code of the State of California (“Section 1542”) with respect to Released Parties. Section 1542 states as follows:

Exhibit A – Page 2

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release, Employee understands and agrees that this Agreement is intended to include all claims, if any, which Employee may have and which Employee does not now know or suspect to exist in Employee’s favor against the Released Parties and that this Agreement extinguishes those claims.

ADEA. Employee acknowledges that he is knowingly and voluntarily waiving and releasing any rights he may have under the federal Age Discrimination in Employment Act of 1967, as amended (the “ADEA”). Employee also acknowledges that the consideration given for the waiver in the above paragraph is in addition to anything of value to which Employee was already entitled. Employee is advised by this writing, as required by the ADEA that: (a) Employee’s waiver and release do not apply to any claims that may arise after Employee signs this Agreement; (b) Employee should consult with an attorney prior to executing this release; (c) Employee has twenty-one (21) days within which to consider this release (although Employee may choose to voluntarily execute this release earlier); (d) Employee has seven (7) days following the execution of this release to revoke this Agreement; and (e) this Agreement will not be effective until the eighth day after this Agreement has been signed both by Employee and by the Company, provided that Employee has not earlier revoked this Agreement and Employee will not receive any of the benefits specified by this Agreement until after it becomes effective.

6.          Confidentiality of Agreement. Employee agrees not to disclose the terms of this Agreement, or the fact of its existence or execution, to anyone other than his/her family, attorneys, governmental taxing authorities or other administrative agencies (the “Non-Disclosure Obligations”), or pursuant to a subpoena or order of a court reasonably believed by Employee to be a court of proper jurisdiction, provided, however, prior to such disclosure, Employee shall give the Company notice of such inquiry, subpoena or process as soon as possible upon receipt or knowledge thereof in writing and in any event with sufficient notice to permit Company to object or otherwise seek to quash the subpoena.

7.          Binding Effect. This Agreement shall be binding upon the Parties and their respective heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of the parties and their respective heirs, administrators, representatives, executors, successors and assigns.

8.          Governing Law. This Agreement shall be governed by and construed and enforced pursuant to the laws of the State of California applicable to contracts made and entirely to be performed therein, without regard to its conflict of laws provisions.

Exhibit A – Page 3

9.          Entire Agreement; Modification. This Agreement constitutes the entire understanding among the Parties and may not be modified without the express written consent of the Parties. This Agreement supercedes all prior written and/or oral and all contemporaneous oral agreements, understandings and negotiations regarding the subject matter hereof. If any individual term or condition of this Agreement is found to be unenforceable, that term or condition shall be deemed stricken and the other terms and conditions shall remain in full force and effect.

10.         Governing Law and Venue. This Agreement and any action related thereto will be governed, controlled, interpreted, and defined by and under the laws of the State of California as applied to transactions taking place wholly within California between California residents excluding that body of laws related to conflict of laws. All disputes will be resolved in state or federal court in the State of California, County of Orange as the exclusive forum and all parties expressly consent to the personal jurisdiction of such court(s)..

11.         Counterparts. This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original. Photographic and facsimile copies of such signed counterparts may be used in lieu of the originals for any purpose.

Employee and Company each affirm that they have read and understand this Agreement and hereby agree to voluntary sign it as of the Effective Date. Employee and Company each declare under penalty of perjury that the foregoing is true and correct.

By:

Its:

EMPLOYEE:

Exhibit A – Page 4

Exhibit B

Summit Healthcare REIT, Inc.
Nondisclosure, Intellectual Property and Nonsolicitation Agreement

THIS NONDISCLOSURE, INTELLECTUAL PROPERTY, NONSOLICITATION AGREEMENT (the “Agreement”) is entered into between Kent Eikanas (“Employee”) and Summit Healthcare REIT, Inc. (the “Company”) and is effective as of the Effective Date of the employment agreement entered into by Employee and the Company of even date herewith (the “Employment Agreement”).

WHEREAS, the Company possesses certain valuable confidential, proprietary and trade secret information (collectively, “Confidential Information” as further defined below), and customer relationships, that give the Company a competitive advantage;

WHEREAS, as a result of being employed by the Company, Employee will be given access to and will assist in the development of the Company’s Confidential Information and its customer base and relationships, and it is the intent of this Agreement to safeguard the Confidential Information and the Company’s customer relationships both during and after the term of Employee’s employment by the Company; and

WHEREAS, the Company’s reputation and present and future competitive position are largely dependent upon the protection of the Confidential Information and Employee’s performance of the terms of this Agreement.

NOW, THEREFORE, in consideration of the Company’s (i) employing Employee, (ii) providing Employee access to the Company’s Confidential Information and customers and (iii) granting to Employee an equity interest in the Company, and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties agree as follows:

1.          Nondisclosure. Employee acknowledges that, during the period of employment and during any period of time, the longer of which is (A) three calendar months thereafter (B) during when Employee is receiving payment or compensation under the Agreement for any reason; provided however, that under no circumstances will this period exceed one year (the “Restricted Period”) and solely by reason of his employment with the Company, he will have access to and knowledge of, the Company’s services, products and programs, computers, software, source code, object code, program libraries, interface specifications, analyses, tests, notes, designs, diagrams, customer lists, customer contracts, compiled historic customer information, sales support and end user support practices and procedures, quality assurance, business plans and strategies, tactics, methods, pricing, fees, pricing and profitability factors, marketing materials, training materials, research, marketing strategies, personnel information, including, without limitation, personnel lists, resumes, personnel data, salary information, organizational structure and performance evaluations, other confidential information concerning the Company’s business, and information from or about the Company’s customers that the Company’s customers expressly wish, and may reasonably expect, to be kept confidential (collectively, “Confidential Information”). As used herein, the term “Confidential Information” shall not include any knowledge or information gained without a breach of this Agreement on a non-confidential basis from a person who is not legally prohibited from transmitting the information to Employee, general industry and other knowledge previously known by Employee, information required to be disclosed by Employee because of legal process, subpoena or other similar method or is or becomes publicly known through no wrongful act of the Employee. Employee acknowledges that the Confidential Information including, without limitation, trade secrets, is the property of the Company and is a valuable and unique asset of the Company’s business. Employee also acknowledges that disclosure or misuse of Confidential Information from or about the Company or the Company’s customers may harm the Company and its customers. Therefore, Employee agrees that during the Restricted Period, except as part of his duties and responsibilities as an employee of the Company, he:

Exhibit B – Page 1

(a)          will not, at any time, in whole or in part, directly, divulge or disclose any Confidential Information to any person or entity, unless in response to a subpoena or similar legal process or to discovery proceedings or based upon advice of counsel that such disclosure is necessary under applicable law or regulation; provided, however, that Employee shall promptly notify the Company of any such request and reasonably cooperate with efforts by the Company, at Company’s sole expense, to obtain an appropriate protective order or other assurance satisfactory to the Company of confidential treatment for the information required to be so disclosed;

(b)          will not, at any time, in whole or in part, directly or indirectly, use any Confidential Information for his own benefit or for the benefit of any other person or entity;

(c)          will take all commercially reasonable steps to safeguard Confidential Information that is within his possession or control and to protect such information against disclosure, misuse, loss or theft;

(d)          will not, at any time, make unauthorized copies of any portion of any Confidential Information;

(e)          will adopt and implement all procedures prescribed from time to time by the Company to prevent unauthorized use or disclosure of Confidential Information; and

(f)          will, upon termination of his employment for any reason, immediately cease to use the Confidential Information, and will return to the Company (or destroy, if so directed by the Company) all Confidential Information (originals and copies including, without limitation, all Confidential Information stored electronically or otherwise) in his possession, custody and/or control; provided however Employee shall retain such information necessary to enforce this Agreement.

2.           Nonsolicitation; Non-Disparagement.

(a)          Employee covenants and agrees that, during the Restricted Period, he will not, directly or indirectly, whether for his own benefit or for the benefit of any other person or entity, solicit, induce, or attempt to induce any customer, joint venture partner, lender or investor of the Company with which the Employee had substantive and material contact or supervisory responsibility to cease doing business with or make or modify their relationship with the Company.

Exhibit B – Page 2

(b)          Employee further covenants and agrees that, during the Restricted Period, he will not, directly or indirectly, whether for his own benefit or for the benefit of any other person or entity directly solicit, any executive, employee or independent contractor of the Company with whom Employee directly supervised or with whom reported directed to Employee to cease or modify its/his/her relationship with Company; provided, however, a general advertisement or notifying individuals of the Employee’s new employment shall not be considered solicitation.

(c)          Employee covenants and agrees that, during the Restricted Period, he will not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning the Company or its businesses, or any of its officers, managers, employees, joint venture partners, lenders or investors, provided however the recitation of the truth shall not be a violation of this Section. Company covenants and agrees that, during the Restricted Period, the members of the board of directors, will not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning the Employee, provided however the recitation of the truth shall not be a violation of this Section.

(d)          Employee agrees that in the event a court determines the length of time or the geographic area or activities prohibited under this Section 2 are too restrictive to be enforceable, the court may reduce the scope of the restriction to the extent necessary to make the restriction enforceable, to the extent authorized by applicable law.

3.           Assignment of Intellectual Property.

(a)          Employee agrees to and hereby does grant and assign to the Company any interest in and all rights and title to (including, without limitation, rights to patents, copyrights and all other proprietary interests) any and all inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, software, source code, object code, creations, developments, ideas, or trade secrets that Employee (either alone or with others) makes, creates, conceives, invents, discovers, develops, or reduces to practice during the Employment Period under the Employment Agreement of time that (i) relates to the business of the Company or the Company’s actual or demonstrably anticipated research or development, (ii) results from any work Employee performed for the Company, or (iii) results from the use of the Company’s time, equipment, supplies, facilities, property, trade secrets or other Confidential Information (“Intellectual Property”). Any such assignment of Intellectual Property shall occur regardless whether or not it is patentable or registrable under copyright or similar statutes or subject to analogous protection. Any such assignment shall be without additional compensation to Employee. Employee acknowledges that he has and shall have no intellectual property or other right, title or interest in or to any such Intellectual Property. Employee will promptly disclose and deliver such Intellectual Property to the Company and, at the request of and without charge to the Company, Employee will do all things deemed by the Company to be reasonably necessary to perfect title to the Intellectual Property in the Company and to assist in obtaining for the Company such patents, copyrights or other protection as may be provided under law and desired by the Company, including, without limitation, executing and signing any and all relevant applications, assignments, or other instruments. Employee further agrees to provide, at the Company’s request, declarations and affidavits and to give testimony, in depositions, hearings, or trials, in support of any of Company’s rights hereunder. These obligations continue even after any termination of the employment relationship. In the event the Company is unable, after reasonable effort, to secure Employee’s signature on any document or documents needed to apply for or prosecute any patent, copyright or other right or protection, for any reason whatsoever, Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his agent and attorney-in-fact to act for and on his behalf to execute and file any such application or other document and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, or similar protections thereon with the same legal force and effect as if executed by his.

Exhibit B – Page 3

(b)          Employee acknowledges that all original works of authorship, including, without limitation, software, manuals and documentation, that have been or may be created by Employee during and within the scope of employment are and shall be “works-for-hire” and the sole property of the Company.

(c)          Notwithstanding any provision of this Agreement, Employee understands and agrees that Employee is not being required to assign, and will not be deemed to have assigned, the following:

(i)          any inventions that the Employee developed entirely on his or his own time without using the Company’s equipment, supplies, facilities, or trade secret information except for those inventions that either: (1) relate at the time of conception or reduction to practice of the invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company; or (2) result from any work performed by the Employee for the Employer.

(ii)         Inventions, developments and intangible interests and properties (i.e., patents, patent applications, intellectual property, copyrights, trade secrets, and trademarks) that Employee made prior to starting employment with the Company. To avoid any uncertainty, Employee agrees to set forth as an Exhibit to this Agreement, any inventions, developments and intangible interests that he owns or has an interest in at the time of execution of this Agreement;

4.           Prior Employment. The Company does not want, and Employee is not permitted to bring to the Company or use any confidential information of a prior employer or its clients. Employee hereby represents and warrants to the Company that the execution, delivery and performance of this Agreement by Employee does not and shall not conflict with, breach, violate or cause a default under any contract or agreement, to which Employee is a party or by which he is bound. The Company acknowledges receipt of the employment agreement and related terms and conditions of Employee’s current employment.

Exhibit B – Page 4

5.          Remedy for Breach. Employee expressly acknowledges and agrees that any breach or threatened breach of the provisions of this Agreement shall, to the extent permitted by a court with jurisdiction therefor, entitle the Company, in addition to any other legal remedies available to it, to seek injunctive relief, to prevent any violation of this Agreement without the necessity of the Company posting bond or furnishing other security and without proving special damages or irreparable injury. Employee recognizes, acknowledges and agrees that such injunctive relief may be necessary to protect the Company’s legitimate business interests. Employee further acknowledges that the restrictions set forth above in Sections 1 and 2 including, without limitation, the time periods and activity limitations, are reasonable and necessary for the protection of the Company’s legitimate business interests; that such restrictions do not impose an undue hardship on Employee or otherwise preclude Employee from obtaining gainful employment; that irreparable injury will result to the Company if Employee violates such restrictions; and that, in the event of Employee’s actual violation of such restrictions, monetary damages may not be an adequate remedy for any such breach and the Company may have no adequate remedy at law. Employee further acknowledges and agrees that the existence of any claims which Employee may have against the Company, whether under this Agreement or otherwise, will not be a defense to the enforcement by the Company of any of its rights under this Agreement.

6.          Expenses. In any dispute arising under or related to this Agreement (including an alleged breach thereof) or any proceeding relating to the enforcement of this Agreement, the prevailing party will be entitled to an award of its costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) incurred in such action from the non-prevailing party within thirty (30) days following the final settlement of such dispute.

7.          Tolling of Restrictive Periods. If Employee is found by a non-appealable order by a court in the relevant jurisdiction to have violated any of the restrictions set forth in this Agreement, the time period for such restrictions shall be extended for a period of time equal to the period during which Employee is found to be in violation of this Agreement.

8.          Invalidity of Any Provision. It is the intention of the parties hereto that this Agreement shall be enforced to the fullest extent permissible under the laws and public policies of each state and jurisdiction in which such enforcement is sought, but that the unenforceability (or the modification to conform with such laws or public policies) of any provision hereof shall not render unenforceable or impair the remainder of this Agreement which shall be deemed amended to delete or modify, as necessary, the invalid or unenforceable provisions. Further, in the event that any part or provision hereof shall be declared by a court of competent jurisdiction to exceed the maximum time period or restriction such court deems reasonable and enforceable, then the parties expressly authorize the court to modify such part or provision so that it may be enforced to the maximum extent permitted by law.

9.          Governing Law and Venue. This Agreement and any action related thereto will be governed, controlled, interpreted, and defined by and under the laws of the State of California as applied to transactions taking place wholly within California between California residents excluding that body of laws related to conflict of laws. All disputes will be resolved in state or federal court in the State of California, County of Orange as the exclusive forum and all parties expressly consent to the personal jurisdiction of such court(s). The Parties further agree that in any proceeding to enforce the terms of this Agreement, the prevailing party will be entitled to his/her/its reasonable attorneys' fees and costs incurred by him/her/it in connection with resolution of the dispute in addition to any other relief granted.

Exhibit B – Page 5

10.         Waiver of Breach. The waiver by the Company of a breach of any provision of this Agreement by Employee shall not operate or be construed as a waiver of any subsequent breach by Employee.

11.         Successors and Assigns; Meaning of “Company”. This Agreement shall inure to the benefit of and be binding upon Employee and his estate, the Company, its subsidiaries and affiliates, and each of their respective successors and assigns, including any successor to the Company. For purposes of this Agreement, the term “Company” shall include any subsidiary, division, predecessor, successor or assign of the Company.

12.         Entire Agreement. This Agreement contains the entire agreement of the parties. This Agreement may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, changes, modification, extension, or discharge is sought.

13.         Assistance of Counsel. Employee acknowledges that he has read and understands this Agreement in its entirety before signing the Agreement, and that Employee has had an opportunity to consult with counsel of his choice before doing so.

Exhibit B – Page 6

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the date first above written.

EMPLOYEE:		SUMMIT HEALTHCARE REIT, INC.

/s/ Kent Eikanas		By:	/s/ Paul Danchik

		Title:	Independent Director

Date:	September 23, 2015	Date:	September 23, 2015

Exhibit B – Page 7